Exhibit 99.(a)(3)

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF TRUST

OF

ALTEGRIS KKR PRIVATE EQUITY FUND

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of Altegris KKR Private Equity Fund (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST:  The name of the statutory trust is Altegris KKR Private Equity Fund (the “Trust”).

SECOND:  The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST:  The name of the statutory trust is Altegris KKR Commitments Fund (the “Trust”).”

THIRD:  The Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 12th day of March, 2015.

By:	/s/ Steven Spiegel
Steven Spiegel
Trustee

Altegris KKR Private Equity Fund
1200 Prospect Street, Suite 400
La Jolla, California 92037